Exhibit 3

JOINT FILING AGREEMENT

          The undersigned hereby agree that a Statement on Schedule 13D (“Schedule 13D”), with respect to the shares of Class A common stock, par value $0.01 per share, of ChipPAC, Inc. and any amendments thereto be executed and filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13D and any such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the undersigned have executed this Agreement dated February 20, 2004.

TEMASEK HOLDINGS (PRIVATE) LIMITED

/s/ Ng Lai Cheng
Name: Ng Lai Cheng
Title: Company Secretary

SINGAPORE TECHNOLOGIES PTE LTD

/s/ Chua Su Li
Name: Chua Su Li
Title: Company Secretary

SINGAPORE TECHNOLOGIES SEMICONDUCTORS PTE LTD

/s/ Lam Lee Fong
Name: Lam Lee Fong
Title: Company Secretary

ST ASSEMBLY TEST SERVICES LTD

/s/ Peter Seah Lim Huat
Name: Peter Seah Lim Huat
Title: Director